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                                                                   EXHIBIT 10.15



                                                                February 9, 1998



Michael Carabetta

Dear Mike,

I am pleased to confirm our offer to you for a position with Novadigm, Inc. (the "Company") as President and Chief Operating Officer commencing on February 9, 1998. In this position you will be paid a semi-monthly salary equating to an annualized amount of $200,000.

As a Company employee, you will also be eligible for an annual bonus of up to $150,000 based on achieving quarterly targets, which we will mutually develop in the next 30 to 60 days. In addition, you will also be eligible for benefits which the Company makes generally available to its employees such as the Company's 401 (k), and Employee Stock Purchase Plan.

As agreed, for the first two years of employment or until you elect otherwise, you will provide your own medical and life insurance coverage. In addition, you will accrue three weeks of vacation as well as all regular Company holidays.

In addition, you will be eligible to participate in the Company's Employee Stock Option Plan. Under this plan, the Company will offer you incentive stock options for the purchase of up to 400,000 shares ("Initial Grant"). The exercise price of the option is determined by the commencement date of your employment. The Initial Grant is otherwise subject to the terms and conditions of the Employee Stock Option Plan and the standard form of agreement thereunder, including vesting.

As President and Chief Operating Officer, you will report directly to me. Your offices will be located 2200 Powell Street, Suite 590, Emeryville, CA.

If after 12 months, it is mutually agreed that relocation is appropriate, then the Company will provide you will a relocation package, including reimbursement for reasonable relocation expenses associated with the movement of your personal and household goods, including transportation and en-route expenses, any third party real estate fees associated with the sale of your house, temporary housing as well as any federal and state taxes assessed for such move.

I have enclosed our standard "Employment, Confidential Information and Invention Assignment Agreement." If you accept this offer, please sign and return

Michael Carabetta
2/9/98
Page 2


the Agreement and this offer letter, to Vera Hunter in our Mahwah, NJ. You may keep the enclosed copy of the offer letter for your files.

Employment information as well as various forms concerning taxes, insurance and other benefits will be sent to you upon acceptance of this offer. These forms must be completed and sent to Vera Hunter in order for you to begin employment. If you would like your payroll directly deposited to your bank account, the enclosed authorization agreement form must be filled out in its entirety and a voided check must be attached for the account into which you would like the funds deposited.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. However as a courtesy, both parties agree to provide each other 60 days written notice.

In the event the Company terminates your employment without cause, you shall be entitled to receive an amount equal to 25% of the bonus you would have earned had you been employed by the Company at the end of such year for each completed quarter in which your quarterly objectives were achieved. The bonus to which you are entitled pursuant to this section shall be paid in a lump sum within thirty
(30) days of the date that the Company's releases its results to the public for the quarter in which you were terminated.

In the event that your employment is terminated by the Company without cause during the first three years of employment or you die during your employment with the Company, you, or in the case of death your survivors, will be eligible to purchase under the Company's Employee Stock Option Plan up to 100,000 shares of your Initial Grant of 400,000 shares; plus up to 1/48th of the amount of your Initial Grant for each completed month of employment.

If the Company terminates your employment as a result of Involuntary or Constructive Termination other than for Cause at any time during the period beginning thirty (30) days before and ending twelve (12) months after a Change of Control, then you shall be entitled to receive, in addition to any other benefits, 100% accelerated vesting of your stock options.

For the purpose of this employment offer, a Change in Control shall mean the occurrence of any of the following: (i) any person becomes the beneficial owner, directly or indirectly, of the securities of the Company representing 50% or more of the voting power represented by the Company's then outstanding voting securities; or (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power of the surviving entity



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Michael Carabetta
2/9/98
Page 3


immediately after such merger or consolidation.

For the purpose of this employment offer, Involuntary or Constructive Termination shall mean (i) without your express written consent, the assignment of any duties or the significant reduction of your duties, either of which is inconsistent with your position with the Company and responsibilities in effect immediately prior to such assignment, or your removal from such position and responsibilities; (ii) without your express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to you immediately prior to such reduction; (iii) a reduction by the Company in your base compensation as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (v) without your express written consent, any relocation of your job or office more than 40 miles from your then current job or office; (vi) any purported termination of you by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement.

This letter and the enclosed agreement constitute the entire agreement between you and the Company regarding your employment, and may be modified only in writing. Terms of this offer are considered confidential information to the Company and trust that you will treat it as such between you and the Company.

In accepting this offer, you are representing to us that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (ii) you do not know of any conflict which would restrict your employment with the Company, and (iii) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. The Company acknowledges the existence of a severance agreement that governs your departure from The Amdahl Corporation.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Alameda, County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.



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Michael Carabetta
2/9/98
Page 4


Mike, we are very excited about having you as part of Novadigm and everyone is eager to get you aboard and move forward with your added participation.



                                             Sincerely,


                                             /s/ ALBION FITZGERALD
                                             Albion Fitzgerald
                                             Chairman, President
                                             and Chief Executive Officer



Terms Agreed:




/s/ MICHAEL CARABETTA
-----------------------------------
Michael Carabetta





-----------------------------------
Date:



Enclosures

cc:     Compensation Committee of the Board of Directors